EXHIBIT 99.1

For Immediate Release

November 12, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports 2019 Third Quarter Performance

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”), today announced operating results for the quarter and nine months ended September 30, 2019. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

OPERATING RESULTS

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2019	2018	2019	2018
Revenues	$76,401	$61,764	$213,884	$174,385

Net income, including non-controlling interests	$25,038	$23,064	$57,402	$60,444
Net earnings per diluted share	$0.95	$1.03	$2.28	$2.81

FFO	$43,280	$44,969	$122,071	$114,188
FFO per diluted share	$1.64	$2.02	$4.86	$5.31

AFFO	$38,819	$31,315	$107,625	$91,513
AFFO per diluted share	$1.47	$1.40	$4.28	$4.26

Diluted Weighted Average Shares Outstanding	26,379	22,291	25,131	21,496

THIRD QUARTER HIGHLIGHTS

-	Revenues increased 23.7% as compared to the prior year.
-	Adjusted funds from operations (“AFFO”) increased 24.0%, and AFFO per diluted share increased 5.0%, compared to the prior year.
-

Closed six real estate acquisitions totaling $793.2 million, excluding capitalized acquisition costs, adding 32 new properties to our portfolio, including the REIT’s largest ever acquisition of a portfolio of 23 industrial and office/flex assets for an aggregate purchase price of $735.7 million, excluding capitalized acquisition costs.

-	Sold 16 properties for net proceeds of $56.5 million, recognizing a gain of $12.6 million.
-	Raised $157.1 million in investments from new and existing stockholders, of which $140.6 million was received in cash and $16.5 million was raised through our Distribution Reinvestment Plan (“DRIP”).

“We are pleased with Broadstone Net Lease’s operating performance thus far in 2019, which has become a record-setting year for us on several fronts,” said Chris Czarnecki, BNL’s Chief Executive Officer. “With the accretive third quarter industrial and office acquisition behind us, we remain focused on actively managing our leverage profile and overall liquidity position, through continued equity raises and increased disposition activity. This process will continue through the balance of the year as we continue to build a stronger financial profile and increase the quality of our portfolio.“

FINANCIAL RESULTS

Revenues

The increase in revenues in the three months ended September 30, 2019 as compared to the same period in 2018, is primarily attributable to growth in our real estate portfolio, which was achieved through rent escalations associated with our same property portfolio, coupled with rental revenue generated from accretive property acquisitions completed since the third quarter of 2018, and continued strong portfolio operating performance. Since the third quarter of 2018, we have acquired 109 new properties for $1.2 billion, excluding capitalized acquisition costs, including 66 new properties acquired for $993.7 million during the first nine months of 2019. During the year, we experienced greater than 99% rent collection and occupancy (based on rentable square footage), and as of September 30, 2019, the weighted average annual rent increases on our properties was 2.0%.

Net Income

For the three months ended September 30, 2019, growth in net income was primarily attributable to revenue growth as discussed above, combined with a $10.6 million increase in our gain on sale of real estate. These factors were partially offset by a $6.5 million increase in depreciation and amortization expense associated with a larger real estate portfolio, a $4.0 million increase in interest expense associated with incremental borrowings used to fund our real estate acquisitions, and $0.9 million of costs associated with the Internalization (as described below). We also recognized an $8.5 million gain on the sale of an investment in a related party during 2018, with no such activity in 2019.

GAAP net income includes items such as gain or loss on sale of real estate and provisions for impairment, among others, which can vary from quarter to quarter and impact period-to-period comparisons. These fluctuations, coupled with our ongoing equity offering, resulted in a $0.08 decrease in net earnings per diluted share for the three months ended September 30, 2019.

Adjusted Funds From Operations (AFFO)

The increase in AFFO during the three months ended September 30, 2019, was primarily driven by growth in our real estate investment portfolio. As discussed above, this resulted from rent escalations associated with our same property portfolio, accretive acquisitions made since the third quarter of 2018, and strong portfolio operating performance.

During the first six months of 2019, our per share results were negatively impacted by funding a larger portion of our acquisitions with equity and proceeds recycled from property dispositions. We re-balanced our funding mix for the year with the closing of our $735.7 million industrial and office portfolio acquisition on August 29, 2019, and increased our leverage ratio to 47.5% as of September 30, 2019. The accretive nature of our acquisitions during the year and increase in leverage in the third quarter resulted in a $0.07 increase in AFFO per diluted share as compared to the 2018 third-quarter results. We expect these factors to contribute to positive fourth quarter results, and are committed to maintaining an investment grade balance sheet through active management of our leverage profile and overall liquidity position.

REAL ESTATE PORTFOLIO UPDATE

As of September 30, 2019, we owned a diversified portfolio of 662 individual net leased commercial properties located in 42 U.S. states and Canada, and comprising approximately 27.5 million rentable square feet of operational space. As of September 30, 2019, all but four of our properties were subject to a lease, and our properties were occupied by 187 different commercial tenants, with no single tenant accounting for more than 2.8% of our contractual rental revenue stream over the next twelve months. Properties under leases represent 99.8% of our portfolio’s rentable square footage. The weighted average annual rent increases on properties in the portfolio as of September 30, 2019, was 2.0%.

During the three months ended September 30, 2019, we acquired 32 properties via six transactions for $793.2 million, excluding capitalized acquisition costs, at a weighted average initial cash capitalization rate of 6.4%. The properties acquired had a weighted average remaining lease term of 11.5 years at the time of acquisition and weighted average annual rent increases of 2.1%.

During the three months ended September 30, 2019, we sold 16 properties at a weighted average capitalization rate of 6.8%, for net proceeds of $56.5 million, and we recognized a gain on disposal of $12.6 million. Through the first nine months of 2019 we have sold properties representing 2.6% of our December 31, 2018 portfolio value. We will continue to actively and selectively dispose of properties over the next several quarters as we work to delever our balance sheet.

CAPITAL MARKETS ACTIVITIES

During the third quarter of 2019, we raised $157.1 million in investments from new and existing stockholders, including amounts raised through our Distribution Reinvestment Plan. We have adopted a cap and queue program for new and additional investments in shares of our common stock, applicable only to new or additional investments, and not to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. The cap was lifted beginning in the third quarter in anticipation of significant acquisition activity. We anticipate reinstating the equity cap in the future once we are comfortably within the leverage range of our investment grade credit rating. As a result of the pending Internalization, we determined that we would not hold an equity closing on October 31, 2019. The next equity closing will occur on November 29, 2019.

At quarter end, our total outstanding debt principal totaled $2.1 billion, providing a leverage ratio of approximately 47.5% of the approximate market value of our assets. This compares to a leverage ratio of approximately 40.2% as of June 30, 2019, and reflects incremental borrowings to partially fund the significant acquisition activity during the third quarter. In August, we entered into, and fully drew, a new $300 million one-year unsecured delayed-draw term loan, bearing interest at LIBOR plus 1.25%. Additionally, we borrowed the remaining $150 million available under our unsecured term loan maturing in 2026.

MANAGEMENT INTERNALIZATION

The Company also issued a press release today announcing that it has entered into a definitive agreement to internalize the external management function (the “Internalization”) currently performed by its sponsor and external manager, Broadstone Real Estate, LLC (the “Manager”). Upon consummation of the Internalization, BNL’s current management team and corporate staff, who are currently employed by the Manager, will become employed by an indirect subsidiary of BNL, and BNL will become internally managed. Subject to the satisfaction of specified closing conditions, the Internalization is scheduled to close during the first quarter of 2020.

For information regarding the Internalization, please review the Current Report on Form 8-K that BNL filed today with the U.S. Securities and Exchange Commission, which includes a detailed description of the merger agreement and the proposed transaction’s terms, conditions, covenants, and agreements.

DETERMINED SHARE VALUE

At its October 31, 2019, meeting, the Independent Directors Committee (“IDC”) of BNL’s Board of Directors voted to retain the Determined Share Value (“DSV”) at the prior value of $85.00 per share until January 31, 2020. The DSV is established in good faith by the IDC based upon the Net Asset Value (“NAV”) of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. At September 30, 2019, the implied capitalization rate for our real estate portfolio is 6.64%. Although the value of BNL’s real estate assets increased during the third quarter as a result of acquisitions and growth in rental income, the implied capitalization rate on the portfolio used for valuation purposes remained relatively consistent with the past several periods. At the same time, benchmark interest rates used to estimate the fair value of our fixed-rate debt and interest rate swaps continued to decline during the third quarter, resulting in an increased estimated fair value of our debt, which more than offset the increase in the portfolio’s real estate values. As a result, NAV per share declined during the third quarter. Additional information regarding our valuation policy and procedures, including significant assumptions used to value our real estate portfolio and corresponding sensitivity disclosures, and the determination of the DSV by the IDC, is available in Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in our 2018 Form 10-K filed with the SEC on March 14, 2019, under the heading Determined Share Value, and in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q for the third quarter ended September 30, 2019 filed with the SEC on November 12, 2019, under the heading Determined Share Value.

DISTRIBUTIONS

At its October 31, 2019 meeting, our Board of Directors declared monthly distributions of $0.44 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record as follows:

Record Date	Payment Date (on or before)
November 27, 2019	December 13, 2019
December 30, 2019	January 15, 2020
January 30, 2020	February 14, 2020

Investors may purchase additional shares of our common stock through cash investment (and the completion of a supplemental subscription agreement) or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of our operating results, we will host a conference call on Tuesday, November 12, 2019, at 10:00 a.m. ET to discuss the results.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl191111.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call.

To view a replay of the call, please visit: http://investors.bnl.broadstone.com through November 25, 2019.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for our third quarter 2019 financial and operating results are available at http://investors.bnl.broadstone.com. This site also offers the capability to sign up for automated email alerts when BNL issues public filings of any kind.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 662 retail, healthcare, industrial, office, and other properties in 42 U.S. states and Canada as of September 30, 2019, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,650 stockholders in BNL. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including, without limitation, risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, the availability of capital to finance planned growth, our success in our deleveraging efforts, the risk that the Internalization (as defined herein) will not be consummated within the anticipated time period or at all, and our ability to effectively and efficiently manage the Internalization, if consummated. These and other risks, assumptions and uncertainties are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which we filed with the SEC on March 14, 2019, and our Quarterly Report on Form 10-Q for the period ended September 30, 2019, which we filed on November 12, 2019. These documents, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We expressly disclaim any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2019	December 31, 2018
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,459,626	$2,641,746
Accounted for using the direct financing method	41,920	42,000
Investment in rental property, net	3,501,546	2,683,746
Cash and cash equivalents	14,008	18,612
Accrued rental income	81,251	69,247
Tenant and other receivables, net	861	1,026
Prepaid expenses and other assets	34,594	4,316
Interest rate swap, assets	1,120	17,633
Intangible lease assets, net	342,478	286,258
Debt issuance costs – unsecured revolver, net	2,679	2,261
Leasing fees, net	13,251	13,698
Total assets	$3,991,788	$3,096,797

Liabilities and equity
Unsecured revolver	$303,300	$141,100
Mortgages and notes payable, net	112,562	78,952
Unsecured term notes, net	1,671,511	1,225,773
Interest rate swap, liabilities	37,489	1,820
Accounts payable and other liabilities	34,008	24,394
Due to related parties	433	114
Accrued interest payable	9,482	9,777
Intangible lease liabilities, net	94,503	85,947
Total liabilities	2,263,288	1,567,877

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 25,482 and 22,014 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	25	22
Additional paid-in capital	1,852,038	1,557,421
Cumulative distributions in excess of retained earnings	(194,790)	(155,150)
Accumulated other comprehensive (loss) income	(33,911)	14,806
Total Broadstone Net Lease, Inc. stockholders’ equity	1,623,362	1,417,099
Non-controlling interests	105,138	111,821
Total equity	1,728,500	1,528,920
Total liabilities and equity	$3,991,788	$3,096,797

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Revenues
Lease revenues	$76,401	$61,764	$213,884	$174,385

Operating expenses
Depreciation and amortization	28,392	21,869	77,989	61,303
Asset management fees	5,610	4,663	16,048	13,119
Property management fees	2,098	1,680	5,918	4,792
Property and operating expense	3,855	2,777	11,497	7,926
General and administrative	1,315	1,664	3,807	4,451
State, franchise and foreign tax	405	58	1,153	811
Provision for impairment of investment in rental properties	2,435	2,061	3,452	2,061
Total operating expenses	44,110	34,772	119,864	94,463

Other income (expenses)
Preferred distribution income	—	65	—	440
Interest income	5	16	6	178
Interest expense	(18,465)	(14,484)	(51,025)	(38,115)
Cost of debt extinguishment	(455)	(50)	(1,176)	(101)
Gain on sale of real estate	12,585	2,025	16,772	9,620
Gain on sale of investment in related party	—	8,500	—	8,500
Internalization expenses	(923)	—	(1,195)	—
Net income	25,038	23,064	57,402	60,444
Net income attributable to non-controlling interests	(1,650)	(1,797)	(3,942)	(4,631)
Net income attributable to Broadstone Net Lease, Inc.	$23,388	$21,267	$53,460	$55,813

Weighted average number of common shares outstanding
Basic	24,642	20,554	23,394	19,850
Diluted	26,379	22,291	25,131	21,496
Net earnings per common share
Basic and diluted	$0.95	$1.03	$2.28	$2.81

Comprehensive income
Net income	$25,038	$23,064	$57,402	$60,444
Other comprehensive income
Change in fair value of interest rate swaps	(16,380)	6,299	(52,182)	30,296
Realized gain on interest rate swaps	(41)	(4)	(163)	(4)
Comprehensive income	8,617	29,359	5,057	90,736
Comprehensive income attributable to non-controlling interests	(557)	(2,288)	(315)	(6,931)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$8,060	$27,071	$4,742	$83,805

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three and nine months ended September 30, 2019 and 2018. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted per share computation:

	For the three months ended		For the nine months ended
(in thousands, except per share data)	September 30,		September 30,
	2019	2018	2019	2018
Net income	$25,038	$23,064	$57,402	$60,444
Real property depreciation and amortization	28,392	21,869	77,989	61,303
Gain on sale of real estate	(12,585)	(2,025)	(16,772)	(9,620)
Provision for impairment on investment in rental properties	2,435	2,061	3,452	2,061
FFO	$43,280	$44,969	$122,071	$114,188
Capital improvements / reserves	—	(49)	(97)	(147)
Straight-line rent adjustment	(5,499)	(5,337)	(15,882)	(15,640)
Cost of debt extinguishment	455	50	1,176	101
Gain on sale of investment in related party	—	(8,500)	—	(8,500)
Amortization of debt issuance costs	611	477	1,761	1,410
Amortization of net mortgage premiums	(37)	(36)	(108)	(107)
Gain on interest rate swaps and other non-cash interest expense	(41)	(4)	(163)	(4)
Amortization of lease intangibles	(873)	(255)	(2,328)	212
Internalization expenses	923	—	1,195	—
AFFO	$38,819	$31,315	$107,625	$91,513

Diluted WASO	26,379	22,291	25,131	21,496

Net earnings per share, basic and diluted	$0.95	$1.03	$2.28	$2.81
FFO per diluted share	1.64	2.02	4.86	5.31
AFFO per diluted share	1.47	1.40	4.28	4.26

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of debt issuance costs, amortization of net mortgage premiums, amortization of lease intangibles, (gain) loss on interest rate swaps, and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude the amortization of lease intangibles. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We also exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs and net mortgage premiums, internalization expenses, and realized gains or losses on foreign currency transactions, as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we make to FFO to calculate AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of AFFO accordingly.